Exhibit 99.1

CENTER FINANCIAL PROVIDES UPDATE ON KEIC LITIGATION

LOS ANGELES, CA – December 15, 2006 – Center Financial Corporation (NASDAQ: CLFC) today announced that the Court of Appeal of the State of California issued a decision reversing a judgment by the Orange County Superior Court. The Orange County Superior Court’s judgment had dismissed all claims of Korea Export Insurance Corporation (KEIC) against Center Financial’s subsidiary, Center Bank, on the grounds that the federal courts have exclusive jurisdiction over the action. Accordingly, the case was remanded back for trial in the Orange County Superior Court.

“Although we were pleased to have been granted the dismissal last year, we will not be dissuaded by the appellate court’s ruling,” said (Paul) Seon-Hong Kim, president and chief executive officer. “We stand firm in believing that we have meritorious defenses against the causes of action related to this case and will continue to vigorously defend our position.”

In March 2003, KEIC filed a lawsuit in Orange County, California Superior Court, entitled Korea Export Insurance Corporation v. Korea Data Systems (USA), Inc., et al., seeking to recover alleged losses of approximately $56 million from a number of parties involved in international trade transactions that gave rise to bills of exchange financed by various Korean banks but not ultimately paid. As the underwriter of an insurance program that encourages the export of goods by protecting Korean banks which finance exports by Korean businesses against losses resulting from nonpayment by foreign purchasers, KEIC reimbursed the Korean banks for the related unpaid bills of exchange and initiated this action. The amended complaint acknowledges that Korea Data Systems (USA), with the intent to defraud Center Bank, the collecting bank, and the Korean banks, intentionally concealed and suppressed from said banks material facts which would have prepared the Korean banks to take steps to prevent the damages ultimately sustained. KEIC also named Center Bank as a co-defendant in the action based on a claim that the Bank acted negligently in its capacity as a collecting bank for these bills of exchange.

On November 10, 2005, the Orange County Superior Court dismissed all claims of KEIC against Center Bank in this action on the grounds that federal courts have exclusive jurisdiction over KEIC’s claims against the Bank. KEIC filed an appeal to the Orange County Superior Court’s dismissal, for which the California Court of Appeal granted this reversal. Separately, KEIC filed a new action in federal court asserting the same claims.

Additionally, in July 2006, a number of the Korean banks related to the case filed cross-complaints in both the federal action and in the Orange County Superior Court action against the named defendants seeking to recover alleged losses from similar bills of exchange that previously were denied reimbursement by KEIC. The total amount of the claims is approximately $46.1 million plus interest and punitive damages, which claims are in addition to KEIC’s claims in the original action. The Korean banks’ cross-complaints include Center Bank as a co-defendant alleging breach of contract, negligence, negligent misrepresentation and breach of fiduciary duty in the handling of certain documents against acceptance transactions that occurred in the years 2000 and 2001.

As previously disclosed, Center Bank believes that it has meritorious defenses to all claims filed by the Korean Banks and intends to vigorously defend its position.

About Center Financial Corporation

Center Financial Corporation is the holding company of Center Bank, a community bank offering a full range of financial services for diverse ethnic and small business customers. Founded in 1986 and specializing in commercial and SBA loans and trade finance products, Center Bank has grown to be one of the nation’s largest financial institutions focusing on the Korean-American community, with total assets of $1.8 billion at September 30, 2006. Headquartered in Los Angeles, Center Bank operates 26 branch and loan production offices across the nation. Of the company’s 17 full-service branches, 15 are located throughout Southern California, along with one branch each in Chicago and Seattle. Center Bank’s nine loan production offices are strategically located in Phoenix, Seattle, Denver, Washington D.C., Las Vegas, Atlanta, Honolulu, Houston and Dallas. Center Bank is a California state-chartered institution and its deposits are insured by the FDIC to the extent provided by law. For additional information on Center Bank, visit the company’s Web site at www.centerbank.com.

This release may contain forward-looking statements, including with respect to the above-described litigation, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and, accordingly, the cautionary statements contained in Center Financial Corporation’s Annual Report on amended Form 10-K for the fiscal year ended December 31, 2005 (See Business, and Management’s Discussion and Analysis), and other filings with the Securities and Exchange Commission (SEC) are incorporated herein by reference. Actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Factors that may cause such differences include, but are not limited to: adverse rulings, findings or other developments in our litigation with KEIC and the Korean banks. Such forward-looking statements speak only as of the date of this release. Center Financial expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in the company’s expectations of results or any change in events.